FIRST AMENDMENT TO
                           UNFUNDED, NON-QUALIFIED
                        DEFERRED COMPENSATION AGREEMENT


               FIRST AMENDMENT dated as of April 23, 1998 ("this Amendment") by and between Echlin Inc., a Connecticut corporation (the "Company" or "Echlin") and __________ (the "Participant").

                                  WITNESSETH:

WHEREAS, effective as of January 1, 1977, the Company established an Unfunded, Non-Qualified Deferred Compensation Plan (the "Plan"); and

               WHEREAS, the parties have entered into an agreement (the "Agreement") pursuant to the Plan; and

               WHEREAS, the parties wish to amend the Agreement in the manner set forth below.

               NOW, THEREFORE, the parties hereto agree as follows:

               1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Agreement, and each reference in the Agreement to "this Agreement", "hereof", "herein", "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Agreement as amended hereby. All references to the Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

               2. A new Section 4(b)(iii), entitled "Distribution Following Change In Control" shall be added, which shall read, in its entirety, as follows:

                  Notwithstanding the foregoing provisions of this subsection
                  (b), if there is an event that constitutes a Change In Control (as hereinafter defined), the Participant shall automatically receive the unpaid balance of the Deferred Compensation Account, to be paid in a lump sum within thirty
                  (30) days of the occurrence of the Change In Control.

                  An event constituting a "Change In Control" shall occur when (and only when) Echlin obtains actual knowledge that: (a) any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than Echlin or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of thirty percent (30%) or more of the combined voting power of Echlin's then outstanding voting securities; or (b) a tender offer or exchange offer, other than an offer by Echlin, has expired, pursuant to which twenty percent (20%) or more of the combined voting power of Echlin's then outstanding shares of common stock have been purchased; or
                  (c) the stockholders of Echlin have approved an agreement to merge or consolidate with or into another corporation and Echlin is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of Echlin's assets (including a plan of liquidation); or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Echlin cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by Echlin's stockholders of each new director was approved by a vote of at least two-thirds ((2)/(3)) of the directors then still in office who were directors at the beginning of the period, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, association or other entity or "person" other than the Board of Directors of Echlin; provided that, with respect to an event described in clauses (a), (b) or (c), above, such event shall only constitute a Change In Control if, and at such time as, the Board of Directors of Echlin declares, in its sole discretion, that the event qualifies or will qualify as a Change In Control.

               3. This Amendment shall be shall be governed by and construed in accordance with the laws of Connecticut.

               6. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               7. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

               IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto, in each case as of the date first above written.


                                          ECHLIN INC.

                                     By:  ________________________________
                                          Name:
                                          Title:

                                          Participant:


                                          ________________________________
                                          Name: